Exhibit 99.2

Summary of Harwell Compensation Terms

Position	Group President, Albany Engineered Composites, effective November 4, 2019 (the "Effective Date").

Term	Employment at will. Employment may be terminated by Mr. Harwell or Albany International Corp. ("the Company") at any time.

Base Salary
Initial base salary at the rate of $490,000.00 per year. Salary shall be subject to adjustment from time-to-time in the same manner as for other executive officers. Salaries of executive officers are customarily reviewed by the Company’s Board Compensation Committee in February and adjusted in April of each year. Mr. Harwell’s next salary review would occur in February 2021.

Short-Term
Incentive
Mr. Harwell will be eligible for an Annual Performance Period (“APP”) award for service performed in 2019 under the Company's 2017 Incentive Plan, to be determined and paid in cash during early 2020. Under this award, he will be entitled to receive between 0% and 200% of a target award, equal to $343,000.00, pro-rated for his actual period of employment during 2019, and based on Company performance with respect to four (4) metrics relating to Adjusted EBITDA, days working capital improvement, safety and compliance. (The precise definitions and means of calculation of these metrics will be spelled out in Mr. Harwell’s 2019 award agreement.) Mr. Harwell will be eligible in 2020 and thereafter to participate in the 2020 APP award or any other annual executive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Long-Term
Incentive
Mr. Harwell will also be eligible, beginning in 2020, to receive a Multi-year Performance Period (“MPP”) award under the Company's 2017 Incentive Plan, to be determined and paid in shares of Company stock during early 2021. Under these awards, he would be entitled to receive between 0% and 200% of any target award, based on performance goal attainment during the three-year performance period, and paid in shares of Company stock early in the year after the end of the three-year performance period. While the determination of the target award is within the sole discretion of the Compensation Committee, the current recommended target opportunity for the 2020 award would be a number of shares of Company stock equal to 100% of Mr. Harwell’s base salary at the time of grant. For this award, it is anticipated that the performance goal will be a specified level of Company Adjusted EBITDA (as defined in the award agreement). Thereafter, Mr. Harwell will be eligible to participate in any long-term executive incentive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Restricted
Stock Units
Mr. Harwell will receive, as of the Effective Date, a one-time grant of stock units under the Company's Amended and Restated Restricted Stock Unit (“RSU”) Plan with a grant date value of $620,000. Pursuant to the award agreement, 24.19% of the units vest (and are immediately paid in cash) on the first anniversary of the date of grant; 35.48% of the units vest (and are immediately paid in cash) on the second anniversary of the date of grant; and 40.33% of the units vest (and are immediately paid in cash) on the third anniversary of the date of grant, in each case if he remains employed by the Company through the vesting date. In the event of termination of employment after age 62 or upon death, disability or involuntary termination, one-half of all unvested units automatically vest and are paid. These units will otherwise be subject to the terms of the Restricted Stock Unit Plan.

Sign-On
Bonus
Mr. Harwell will also receive, in December 2019, a one-time sign on bonus of $100,000.00, less normal taxes and withholdings.  This bonus is subject to repayment should Mr. Harwell voluntarily terminate his employment at any time prior to November 4, 2020.

Other
Benefits
Mr. Harwell will be entitled to four weeks of vacation with pay per year unless the Company's vacation policy applicable to executive officers provides for a greater period. Mr. Harwell will otherwise be eligible to participate in all of the Company's employee benefit plans, policies and arrangements applicable to other executive officers generally, including, without limitation, relocation, 401(k), health-care, vision, life insurance and disability; in each case, as the same may exist from time to time.

Severance
As a precondition to employment, Mr. Harwell was required to execute an Employee Confidentiality and Restrictive Covenants Agreement. That agreement, in addition to imposing confidentiality requirements upon Mr. Harwell, requires Mr. Harwell to abide by certain restrictive covenants relating to, among other things, non-solicitation and non-competition, for a specified post-employment period. In return under such agreement, the Company is obligated to pay severance to Mr. Harwell in the event that his employment is terminated by the Company for any reason other than Cause (as defined in the agreement).  In addition to any amounts to which he may be entitled upon the occurrence of such event under the terms of his APP, MPP or RSU award agreements, Mr. Harwell shall be entitled to an amount equal to his annual base salary, paid out over the 12-month period following termination.